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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE


Contact Information:
ESS Technology, Inc.                                        PCTEL
Investor Relations                                          Investor Relations
(510) 492-1180                                              (408) 965-2127



                PCTEL LICENSES ASSERTED PATENTS TO ESS TECHNOLOGY

           ESS LICENSES PATENTS TO PCTEL AND PCTEL TO RECEIVE PAYMENTS
                       AND ADDITIONAL TECHNOLOGY FROM ESS.


         FREMONT, CALIF., AND MILPITAS, CALIF., FEBRUARY 6, 2002 -- ESS Technology (NASDAQ: ESST) a leading provider of silicon solutions for digital video, digital home systems, and home networking solutions and PCTEL (NASDAQ:
PCTI) today announced the settlement of all pending litigation matters between the companies. The settlement includes the International Trade Commission's
(ITC) HSP Modem investigation with respect to ESS and a lawsuit involving nine PCTEL patents currently pending in U. S. District Court for the Northern District of California. PCTEL and ESS will jointly request that the ITC terminate the investigation and will jointly request dismissal of the U.S. District Court case. Although the exact terms of the settlement were not disclosed, the parties agreed to dismiss all claims and counter-claims asserted in the litigation matters. As part of the settlement, the parties entered into a cross-license involving PCTEL's patents asserted in the litigation matters and ESS's modem patent portfolio. PCTEL will receive royalty payments and additional technology from ESS.

         Marty Singer, chairman and CEO of PCTEL stated, "We were pleased that the ITC validated our technology and we are extremely pleased that we have reached an agreement with ESS that recognizes the value of our patent portfolio. We have a strong and tested modem patent portfolio and we anticipate that other industry players will require a license under our patents."

         Bob Blair, president and CEO of ESS Technologies stated, "We are happy to have this matter behind us and to be licensed under the PCTEL patents. The agreement clearly recognizes

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the value of ESS patents and their value to PCTEL and we are satisfied that we have been licensed under fair and reasonable terms. We believe the settlement will have no material effect on ESS's business and financial performance."

         PCTEL has 78 patents issued or pending modem applications. The company also maintains several cross-licenses that augment its patent position.

ABOUT PCTEL

         PCTEL, founded in March 1994, is a leading provider of innovative, cost-effective Internet access solutions, including analog soft modems, and embedded DSP-based modems. The company is built upon a wide-ranging and comprehensive portfolio of more than 80 analog and broadband communications patents, issued or pending, including the key and essential patents for Host Signal Processing (HSP) modem technology. PCTEL products are available to PC and data communications equipment manufacturers. For more information, please visit our web site at: http://www.pctel.com.

ABOUT ESS TECHNOLOGY

         ESS Technology, Inc., is a leading supplier of high-performance feature-packed chips for the rapidly expanding DVD and digital entertainment markets. The company is also a leading provider of solutions for applications in the growing consumer entertainment market. ESS provides advanced products that enable the emergence of digital home systems that deliver and manage entertainment and information in the home.

         ESS, headquartered in Fremont, California, has R&D, sales, and technical support offices worldwide. ESS Technology's common stock is traded on the Nasdaq under the symbol ESST. ESS Technology's web site address is: http://www.esstech.com.

         The matters discussed in this news release include certain forward-looking statements that involve risks and uncertainties, including, but not limited to, the possible reduction of consumer spending occasioned by terrorist activity and armed conflict, the timely availability and acceptance of the Company's new products, the impact of competitive products and pricing, the dependence on continued growth in demand for PC and consumer multimedia products, and the other risks detailed from time to time in the SEC reports of ESS, including the reports on Form 10-K and Form 10-Q. Actual results could differ materially from those projected in the forward-looking statements.

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